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                                                                      EXHIBIT 2



   LAUNCH MEDIA SETTLES COPYRIGHT INFRINGEMENT SUIT WITH UNIVERSAL MUSIC GROUP Universal Music Group Grants LAUNCH License for Customized Internet Radio
                                    Service

SANTA MONICA, CA - (JUNE 28, 2001) - LAUNCH Media, Inc. (Nasdaq: LAUN) announced today that it has settled, as to Universal Music Group, the copyright infringement suit brought by Universal and other major record labels in connection with LAUNCH's Internet radio service, LAUNCHcast. In addition to a payment by LAUNCH for past performances, LAUNCH has entered into a non-exclusive license with UMG for use of UMG-controlled recordings in LAUNCHcast. In a separate announcement today, Yahoo! Inc. (Nasdaq: YHOO) announced it has agreed to acquire LAUNCH Media, Inc.

ABOUT LAUNCH
Headquartered in Santa Monica, CA, LAUNCH Media, Inc. is a media company dedicated to creating the premier Internet music site, LAUNCH.com, by providing music fans with the broadest array of music and music-related editorial content. LAUNCH.com provides visitors with a wide selection of streaming audio, the Web's largest collection of music videos, exclusive artist features and music news covering all genres of music.

This press release contains forward-looking statements about the products and services of Launch, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements regarding new products and services, our customer base, strategic investments, new partnerships, and our quarterly operating results. These types of statements address matters that are subject to risks and uncertainties, such as the unpredictability of future revenues, our dependence on purchase of advertising by major consumer companies, competition in all aspects of business, especially among the Internet music companies, and risks of new business areas, international expansion and strategic alliances and partnerships. The forward looking statements should be considered in the context of these and other risk factors disclosed in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2000, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

CONTACT:

Charlene English
LAUNCH
(310) 526-4340
charlenee@launch.com